EXHIBIT 11
                               AGEMARK CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                           THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                MARCH 31,                    MARCH 31,
                                                       --------------------------   --------------------------
                                                           1999          1998           1999          1998
                                                       ------------  ------------   ------------  ------------
Weighted average common shares actually outstanding      1,000,000           200      1,000,000           200

Stock options issued
January 1, 1999 at $1.10 per share                         166,666             -        166,666
January 1, 1999 at $1.00 per share                          43,750             -         43,750
                                                         ---------                    ---------
Total shares subject to options                            210,416             -        210,416             -

Total assumed proceeds of exercise                      $  227,083    $        -     $  227,083    $        -

Number of shares assumed purchased at 5.97/share (1)        38,037             -         38,037             -

Net shares assumed issued at January 1, 1999               172,379             -        172,379             -

Weighted average common shares assumed outstanding for   1,172,379           200      1,086,189           200
   period


____________________

(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.

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